Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,

DECLARES SECOND QUARTER CASH DIVIDEND

COLUMBUS, Georgia – April 27, 2010 – Aflac Incorporated today reported its first quarter results.

Total revenues benefited from the strengthening of the yen to the dollar in the first quarter and rose 5.1% to $5.1 billion, compared with $4.8 billion in the first quarter of 2009. Net earnings were $636 million, or $1.35 per diluted share, compared with $569 million, or $1.22 per share, a year ago.

Net earnings in the first quarter included after-tax realized investment losses of $30 million, or $.06 per diluted share, compared with losses of $6 million, or $.01 per diluted share in the first quarter of 2009. Of the realized investment losses in the first quarter of 2010, $27 million resulted from equity method impairment losses on two perpetual securities. No impairment charges were recorded on a statutory accounting basis for these perpetual securities because Aflac’s credit analysis indicates the issuers will be able to meet their contractual obligations for payment. In addition, the company realized investment losses of $50 million from the sale of securities, with the sale of the company’s holdings of Takefuji accounting for $49 million of that amount. The company also realized investment gains of $36 million in the first quarter from various securities transactions. Also included in realized investment gains/losses was a gain of $11 million from valuing foreign currency, interest rate and credit default swaps on certain variable interest entities that were required to be consolidated following adoption of Accounting Standards Codification (ASC) 810, effective January 1, 2010.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses, the impact from ASC 815 (or hedging activities), and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from ASC 815, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the Japanese yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the first quarter were $666 million, compared with $568 million in the first quarter of 2009. Operating earnings per diluted share rose 15.6% to $1.41, compared with $1.22 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.05 during the quarter.

Total investments and cash at the end of March 2010 were $74.0 billion, compared with $73.2 billion at December 31, 2009. The increase in total investments and cash primarily resulted from improvement in the fair values of the company’s investments since the end of 2009.

Shareholders’ equity was $9.0 billion at March 31, 2010, compared with $8.4 billion at December 31, 2009. Shareholders’ equity at the end of the first quarter included a net unrealized loss on investment securities and derivatives of $392 million, compared with a net unrealized loss of $640 million at the end of 2009. Shareholders’ equity per share was $19.14 at March 31, 2010, compared with $17.96 per share at December 31, 2009. The annualized return on average shareholders’ equity in the first quarter was 29.2%. On an operating basis (excluding realized investment losses and the impact from ASC 815 on net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 28.9% for the first quarter of 2010.

AFLAC JAPAN

Aflac Japan premium income in yen rose 3.3% in the first quarter. Net investment income rose 2.5%. Investment income growth in yen terms was restrained by the stronger yen/dollar exchange rate because approximately 32% of Aflac Japan’s first quarter investment income was dollar-denominated. Total revenues were up 3.6%. The benefit ratio improved from a year ago, and as a result, the pretax operating profit margin expanded from 19.0% to 21.4%. Pretax operating earnings in yen rose 16.8% in the first quarter.

The average yen/dollar exchange rate in the first quarter of 2010 was 90.49, or 3.2% stronger than the average rate of 93.37 in the first quarter of 2009.

Reflecting a benefit from the stronger average yen/dollar exchange rate in the first quarter, premium income in dollars increased 6.5% to $3.2 billion. Net investment income rose 5.8% to $593 million. Total revenues were $3.8 billion, an increase of 6.9%. Pretax operating earnings climbed 20.5% to $821 million.

Aflac Japan produced strong sales in the first quarter. Total new annualized premium sales rose 10.0% to 30.3 billion yen, which was a record for first quarter sales. In dollar terms, total new annualized premium sales were $334 million. The strong sales performance primarily reflected the favorable consumer response to the revision of EVER, Aflac Japan’s market-leading medical product. Medical insurance was the top selling product category in the first quarter, accounting for 37% of total new sales and increasing 21.4% over the first quarter of 2009. Sales of ordinary life insurance also remained very strong and were primarily driven by the child endowment product. Ordinary life sales rose 64.4% in yen in the first quarter. Aflac Japan’s total new premium sales also benefited from continued sales growth through the bank channel. Bank channel sales were a record 3.1 billion yen in the first quarter, increasing 6.5% over the fourth quarter of 2009 and 206.6%, compared with the first quarter of 2009.

AFLAC U.S.

Aflac U.S. premium income increased 3.5% to $1.1 billion in the first quarter. Net investment income rose 5.6% to $132 million. Total revenues were up 3.7% to $1.3 billion. As expected, the benefit ratio declined sharply. The improvement in the benefit ratio reflected higher policy terminations resulting from the loss of a large payroll account and the release of the related policy reserves. Although the improvement in the benefit ratio was somewhat offset by higher expenses, the pretax profit margin increased from 16.6% to 19.1% in the quarter. Excluding the impact of the termination of that large payroll account, the pretax profit margin would have been 16.0%. Pretax operating earnings advanced 19.4% to $244 million.

Aflac U.S. sales growth continued to be challenged by weak economic conditions. In addition, the first quarter of 2010 had five fewer production days than the first quarter of 2009. As a result, total new annualized premium sales in the first quarter declined 10.0% to $316 million. Sales through Aflac Group Insurance were $13 million in the first quarter of 2010. Recruitment of new sales associates was down sharply, primarily reflecting tough comparisons to record recruiting in the first quarter of 2009. Compared with the fourth quarter 2009, however, new agent recruitment was up 6.9%.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter cash dividend of $.28 per share is payable on June 1, 2010, to shareholders of record at the close of business on May 19, 2010.

OUTLOOK

Commenting on the company’s first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall results in the first quarter of 2010. As we expected, we continued to see strong sales growth in our largest operating segment, Aflac Japan. At the same time, we were not surprised by continued sales weakness in the U.S. market in light of ongoing economic challenges. However, we posted strong consolidated financial results, and earnings-per-share growth was again consistent with our expectation and objective.

“We remain confident in the quality of our balance sheet. Furthermore, we did not experience significant credit rating downgrades of our investments in the quarter. We are especially pleased with our capital position, and our capital generation in the quarter was strong. Realized investment losses in the first quarter declined from the fourth quarter of 2009. As a result, we estimate that Aflac’s risk-based capital ratio exceeded 525% at March 31, 2010, compared with 479% at the end of 2009.

“With one quarter of the year complete, we continue to believe we are positioned for another year of solid financial performance. Although challenges posed by weak economic conditions clearly persist, particularly in the United States, we still believe our goal for increasing operating earnings per diluted share is reasonable and attainable. As such, our goal remains an increase of 9% to 12% this year in operating earnings per diluted share, excluding the impact of the yen. If the yen averages 90 to 95 to the dollar for the full year, we would expect reported earnings to be in the range of $5.24 to $5.56 per diluted share. Using that same exchange rate assumption, we would expect second quarter operating earnings to be $1.33 to $1.38 per diluted share.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies for four consecutive years, and Forbes magazine named Aflac as America’s Best-Managed Company in the Insurance category. In 2010, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the twelfth consecutive year and also included Aflac on its list of Most Admired Companies for the ninth time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the first quarter of 2010 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.

Aflac Incorporated will webcast its first quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, April 28, 2010.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2010	2009	% Change

Total revenues	$5,065	$4,818	5.1%

Benefits and claims	2,857	2,811	1.6

Total acquisition and operating expenses	1,234	1,136	8.6

Earnings before income taxes	974	871	11.8

Income taxes	338	302

Net earnings	$636	$569	11.9%

Net earnings per share – basic	$1.36	$1.22	11.5%

Net earnings per share – diluted	1.35	1.22	10.7

Shares used to compute earnings per share (000):

Basic	467,926	466,097.4%

Diluted	472,450	467,132	1.1

Dividends paid per share	$.28	$.28	–%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2010	2009	% Change

Assets:

Total investments and cash	$73,998	$61,729	19.9%

Deferred policy acquisition costs	8,522	7,887	8.0

Other assets	2,658	2,199	20.9

Total assets	$85,178	$71,815	18.6%

Liabilities and shareholders’ equity:

Policy liabilities	$69,504	$62,664	10.9%

Notes payable	2,584	1,573	64.3

Other liabilities	4,103	2,379	72.4

Shareholders’ equity	8,987	5,199	72.8

Total liabilities and shareholders’ equity	$85,178	$71,815	18.6%

Shares outstanding at end of year (000)	469,422	467,424.4%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2010	2009	% Change

Operating earnings	$666	$568	17.3%

Reconciling items, net of tax:
Realized investment gains (losses)	(30)	(6)
Impact from ASC 815	–	(3)
Extinguishment of debt	–	10

Net earnings	$636	$569	11.9%

Operating earnings per diluted share	$1.41	$1.22	15.6%

Reconciling items, net of tax:
Realized investment gains (losses)	(.06)	(.01)
Impact from ASC 815	–	(.01)
Extinguishment of debt	–	.02

Net earnings per diluted share	$1.35	$1.22	10.7%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2010	Including Currency Changes	Excluding Currency Changes[2]

Premium income	5.7%	3.4%

Net investment income	5.6	4.0

Total benefits and expenses	3.7	1.5

Operating earnings	17.3	13.5

Operating earnings per diluted share	15.6	11.5

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2010 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2009			Yen Impact
85	$5.61	—	5.76	15.7	—	18.8%	$.33
90	5.41	—	5.56	11.5	—	14.6	.13
93.49*	5.29	—	5.43	9.1	—	12.0	—
95	5.24	—	5.38	8.0	—	10.9	(.05)
100	5.08	—	5.22	4.7	—	7.6	(.21)
*	Actual 2009 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com